Exhibit 99.1

KBR Announces Strong Second Quarter 2015 Earnings

•	Earnings significantly improved from 2014 driven by strong operating performance

•	Company remains on track to deliver strategic plan goals for cost savings / margins by end of 2016

HOUSTON, Texas — August 4, 2015 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, today announced strong second quarter 2015 financial results.

Net income attributable to KBR was $62 million or $0.43 per diluted share ($0.46 per diluted share excluding $5 million in pre-tax U.S. Government legacy legal fees), in the second quarter of 2015 compared to a net loss of $8 million or a loss of $0.06 per diluted share, in the second quarter of 2014. Consolidated revenue in the second quarter of 2015 was $1.4 billion compared to $1.7 billion in the second quarter of 2014.

“Our second quarter consolidated results reflect continued momentum towards achieving the strategic objectives we previously outlined. During the quarter we delivered improved operational and financial performance and continued progress towards our cost reduction targets. KBR’s transformation continues and we are on track to achieve the 2016 targets for segment profit margin percentages and a $200 million annual cost reduction,” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc. “To-date the company has identified and actioned more than $125 million of the $200 million savings target with the identified savings being realized throughout 2015 and 2016. Also during the quarter, we concluded the sale of our Building Group subsidiary and announced the formation of strategic partnerships to accelerate growth and earnings in our Industrial Services and pipe fabrication businesses,” Bradie said.

Bradie continued, “Low oil prices continue to impact client capital expenditures, however, KBR’s technology and project delivery capability for natural gas derivative products and associated downstream facilities positions us well for this market. Even with these challenging markets, we had a good bookings quarter led by our joint venture with Kvaerner which was awarded a major contract for topsides for stage one of a multi-staged development of the Johan Sverdrup oil and gas field. Our consolidated backlog from our ongoing businesses remained relatively unchanged from Q1. Additionally, we remain in sole source negotiations for two major U.K. Ministry of Defence contracts and we continue to make good progress in successfully settling a number of legacy, U.S Government contract disputes. Finally, our strong balance sheet provides flexibility for us to move quickly as our markets continue to evolve.”

Business Discussion (All comparisons are second quarter 2015 versus second quarter 2014 unless otherwise noted.)

Technology & Consulting (T&C) Results

Technology & Consulting gross profit of $21 million increased $6 million while revenue was $80 million, a decrease of $20 million. Lower revenue is the result of reduced proprietary equipment sales and consulting revenues associated with upstream oil and gas activity, while the increase in earnings and margins reflects a shift in the mix of work to more technology related activities on olefins and syngas projects along with ongoing cost reduction initiatives.

Looking forward, the company sees continued global technology opportunities, particularly for syngas, refining and olefins projects including new builds and revamps to improve efficiencies of existing facilities.

Engineering & Construction (E&C) Results

Engineering & Construction gross profit was $52 million, an increase of $19 million. Gross profit in 2Q15 was primarily driven by solid financial and operational performance and lower overheads. The increase in gross profit versus 2014 was also impacted by charges taken in 2014 on the company’s Canadian pipe fabrication and module assembly business compared to profit in 2015 as a result of negotiated settlements.

Revenue was $1 billion, a decrease of $260 million related to Canadian pipe fabrication and North American construction projects nearing completion and decreased activity on an LNG project as it moves toward completion. Sequentially from Q1, E&C revenues were largely unchanged.

Equity in earnings of unconsolidated affiliates increased by $20 million to $40 million due to a $15 million favorable correction of a cumulative error for an unconsolidated offshore maintenance joint venture that occurred throughout the period 2007 to 1Q15, and increased progress on an ongoing LNG project.

Looking forward, the company continues to see opportunities for LNG, FLNG, oil & gas, ammonia and chemicals projects, as well as growth in services contracts executed by the company’s recently announced 50/50 joint venture with BCP, Brown and Root Industrial Services.

Government Services (GS) Results

Government Services gross profit was a negative $1 million, unchanged from the prior year. Revenue was $158 million, which is relatively unchanged from the prior year.

Equity in earnings of unconsolidated affiliates was $13 million, down $16 million. Gross profit reflects continued strong performance on joint venture annuity type contracts in the U.K. while the decline from the prior year reflects $15 million in reduced costs and insurance proceeds received in 2014 that did not reoccur in 2015.

Backlog in GS increased significantly in the quarter. Consistent with prior disclosures, the company has been evaluating the practice of only including the first five years of backlog for certain long-term service contracts with a defined contract term and client payment obligations exceeding five years, such as those associated with privately financed initiatives in the United Kingdom. To more accurately reflect the true backlog associated with these contracts, the company is now reflecting the full contract value. In the second quarter, this increased GS backlog by approximately $5.4 billion.

Looking forward, KBR remains well placed in sole source negotiations on two large-scale contracts for the U.K. MoD. The company also continues to make good progress in resolving legacy legal issues from the LogCAP III and RIO contracts.

Non-Strategic Business Results

Non-Strategic Business gross profit was $2 million, up $21 million, primarily driven by loss provisions taken on certain projects in 2Q14 that did not reoccur in 2Q15, and from lower overheads. Revenue was $190 million, essentially flat with the prior year as the company continues to progress closing out three non-strategic power projects. One project is now largely complete, the second is scheduled to finish in early 2016, and the third project is scheduled for completion in 2017.

Strategic Actions Update

During the second quarter, the company completed the sale of its Building Group subsidiary and recognized a $28 million pre-tax gain and received $23 million in cash proceeds.

Additionally, the company announced two key strategic partnerships with BCP for industrial services activities in North America and a strategic alliance for pipe fabrication business. KBR’s 50/50 joint venture with BCP, Brown and Root Industrial Services, will provide access to a number of key geographies and customers where KBR previously had a limited presence. The strategic alliance for pipe fabrication will provide KBR with access to facilities on the strategic Gulf Coast. The two transactions are expected to close prior to year-end.

The company also incurred approximately $17 million in pre-tax restructuring and asset impairment costs during the second quarter of 2015, reflecting actions associated with the company’s cost reduction targets.

Backlog of Unfilled Orders

Backlog at June 30, 2015 was $15.3 billion which includes the $5.4 billion addition for the GS contracts in the U.K. noted above, and $456 million from Non-strategic businesses.

2015 Guidance

The company’s previous 2015 fully diluted EPS guidance was a range of $1.07 to $1.22, after excluding $18 million to $25 million pre-tax of legal costs associated with legacy U.S. Government contracts. During the second quarter of 2015, the company completed the sale of its Building Group subsidiary and recognized a pre-tax gain of $28 million ($0.15 per diluted share). Accordingly, the guidance range for 2015 fully diluted EPS after excluding the legacy U.S. Government related legal costs is increased to $1.22 to $1.37.

About KBR, Inc.

KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA

•	Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services

•	Government Services, including program management and long term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors

Zac Nagle

Vice President, Investor Relations

713-753-5082

Investors@kbr.com

Media

Marit Babin

Director, Global Communications & Government Relations

713-753-3800

Mediarelations@kbr.com

KBR, Inc.: Condensed Consolidated Statements of Income

(Millions, except per share data) (Unaudited)

	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
Revenue:
Technology & Consulting	$80	$100	$72
Engineering & Construction	953	1,213	977
Government Services	158	163	155

Subtotal	1,191	1,476	1,204
Non-strategic Business	190	183	232

Total Revenue	1,381	1,659	1,436

Gross profit (loss):
Technology & Consulting	21	15	19
Engineering & Construction	52	33	55
Government Services	(1)	(1)	(4)

Subtotal	72	47	70
Non-strategic Business	2	(19)	—

Total Gross profit	74	28	70

Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—	—
Engineering & Construction	40	20	21
Government Services	13	29	14

Subtotal	53	49	35
Non-strategic Business	—	—	—

Total Equity in earnings of unconsolidated affiliates	53	49	35

General and administrative expenses	(42)	(60)	(39)
Asset impairment and restructuring charges	(17)	—	(2)
Gain on disposition of assets	28	8	—

Operating income	96	25	64
Other non-operating income (expenses)	(5)	(7)	6

Income before income taxes and noncontrolling interests	91	18	70
Provision for income taxes	(23)	(10)	(19)

Net income	68	8	51
Net income attributable to noncontrolling interests	(6)	(16)	(7)

Net income (loss) attributable to KBR	$62	$(8)	$44

Net income (loss) attributable to KBR per share:
Basic	$0.43	$(0.06)	$0.30
Diluted	$0.43	$(0.06)	$0.30

Basic weighted average common shares outstanding	144	145	145
Diluted weighted average common shares outstanding	144	145	145

Cash dividends declared per share	$0.08	$0.08	$0.08

KBR, Inc.: Condensed Consolidated Statements of Income

(Millions, except per share data) (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2015	2014
Revenue:
Technology & Consulting	$152	$191
Engineering & Construction	1,930	2,350
Government Services	313	349

Subtotal	2,395	2,890
Non-strategic Business	422	402

Total revenue	2,817	3,292

Gross profit (loss):
Technology & Consulting	40	30
Engineering & Construction	107	62
Government Services	(5)	4

Subtotal	142	96
Non-strategic Business	2	(29)

Total gross profit	144	67

Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—
Engineering & Construction	61	37
Government Services	27	43

Subtotal	88	80
Non-strategic Business	—	—

Total equity in earnings of unconsolidated affiliates	88	80

General and administrative expenses	(81)	(120)
Asset impairment and restructuring charges	(19)	—
Gain on disposition of assets	28	8

Operating income	160	35
Other non-operating income (expenses)	1	(16)

Income before income taxes and noncontrolling interests	161	19
Provision for income taxes	(42)	(31)

Net income (loss)	119	(12)
Net income attributable to noncontrolling interests	(13)	(39)

Net income (loss) attributable to KBR	$106	$(51)

Net income (loss) attributable to KBR per share:
Basic	$0.73	$(0.35)
Diluted	$0.73	$(0.35)

Basic weighted average common shares outstanding	144	146
Diluted weighted average common shares outstanding	144	146

Cash dividends declared per share	$0.16	$0.16

KBR, Inc.: Condensed Consolidated Balance Sheets

(Millions)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$731	$970
Accounts receivable, net of allowance for doubtful accounts of $22 and $19	850	847
Costs and estimated earnings in excess of billings on uncompleted contracts (“CIE”)	332	490
Deferred income taxes	105	90
Other current assets	136	147

Total current assets	2,154	2,544
Property, plant and equipment, net of accumulated depreciation of $362 and $385 (including net PPE of $54 and $57 owned by a variable interest entity)	229	247
Goodwill	324	324
Intangible assets, net of accumulated amortization of $98 and $96	40	41
Equity in and advances to unconsolidated affiliates	165	151
Deferred income taxes	168	174
Claims and accounts receivable	576	570
Other assets	166	148

Total assets	$3,822	$4,199

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$586	$742
Payable to former parent	31	56
Billings in excess of costs and estimated earnings on uncompleted contracts (“BIE”)	484	531
Accrued salaries, wages and benefits	197	197
Nonrecourse project debt	10	10
Other current liabilities	363	488

Total current liabilities	1,671	2,024
Pension obligations	476	502
Employee compensation and benefits	119	112
Income tax payable	73	69
Deferred income taxes	173	170
Nonrecourse project debt	59	63
Deferred income from unconsolidated affiliates	100	95
Other liabilities	215	229

Total liabilities	2,886	3,264

KBR shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,061	2,091
Accumulated other comprehensive loss	(916)	(876)
Retained earnings	522	439
Treasury stock	(726)	(712)

Total KBR shareholders’ equity	941	942
Noncontrolling interests (“NCI”)	(5)	(7)

Total shareholders’ equity	936	935

Total liabilities and shareholders’ equity	$3,822	$4,199

KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(Millions) (Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Cash flows from operating activities:
Net income	$68	$51	$8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8	11	18
Equity in earnings of unconsolidated affiliates	(53)	(35)	(49)
Deferred income tax expense	(3)	—	5
Gain on disposition of assets	(28)	—	(8)
Other	9	1	17
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(52)	3	(28)
Costs and estimated earnings in excess of billings on uncompleted contracts	94	44	(18)
Accounts payable	(33)	(102)	(11)
Billings in excess of costs and estimated earnings on uncompleted contracts	(35)	(8)	23
Accrued salaries, wages and benefits	4	—	8
Reserve for loss on uncompleted contracts	(45)	(37)	(1)
Receipts of advances from unconsolidated affiliates, net	(2)	6	—
Distributions of earnings from unconsolidated affiliates	35	37	40
Income taxes payable	(4)	(11)	33
Pension funding	(10)	(11)	(12)
Net settlement of derivative contracts	(3)	(36)	5
Other assets and liabilities	19	(21)	7

Total cash flows provided by (used in) operating activities	(31)	(108)	37

Cash flows from investing activities:
Purchases of property, plant and equipment	(3)	(1)	(19)
Proceeds from sale of assets and investments	23	—	9

Total cash flows provided by (used in) investing activities	20	(1)	(10)

Cash flows from financing activities:
Payments to reacquire common stock	(1)	(16)	(40)
Acquisition of noncontrolling interest	—	(40)	—
Investments from noncontrolling interests	—	—	8
Distributions to noncontrolling interests	(5)	(7)	(14)
Payments of dividends to shareholders	(11)	(12)	(12)
Net proceeds from issuance of common stock	—	1	—
Payments on short-term and long-term borrowings	(7)	—	(5)
Other	1	(1)	—

Total cash flows used in financing activities	(23)	(75)	(63)

Effect of exchange rate changes on cash	7	(28)	9
Decrease in cash and equivalents	(27)	(212)	(27)

Cash and equivalents at beginning of period	758	970	996

Cash and equivalents at end of period	$731	$758	$969

KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(Millions) (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$119	$(12)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19	36
Equity in earnings of unconsolidated affiliates	(88)	(80)
Deferred income tax expense	(3)	11
Gain on disposition of assets	(28)	(8)
Other	10	29
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(49)	93
Costs and estimated earnings in excess of billings on uncompleted contracts	138	(88)
Accounts payable	(135)	(31)
Billings in excess of costs and estimated earnings on uncompleted contracts	(43)	8
Accrued salaries, wages and benefits	4	(1)
Reserve for loss on uncompleted contracts	(82)	17
Receipts of advances from unconsolidated affiliates, net	4	7
Distributions of earnings from unconsolidated affiliates	72	59
Income taxes payable	(15)	20
Pension funding	(21)	(24)
Net settlement of derivative contracts	(39)	6
Other assets and liabilities	(2)	(22)

Total cash flows provided by (used in) operating activities	(139)	20

Cash flows from investing activities:
Purchases of property, plant and equipment	(4)	(34)
Proceeds from sale of assets and investments	23	9

Total cash flows provided by (used in) investing activities	19	(25)

Cash flows from financing activities:
Payments to reacquire common stock	(17)	(96)
Acquisition of noncontrolling interest	(40)	—
Investments from noncontrolling interests	—	8
Distributions to noncontrolling interests	(12)	(33)
Payments of dividends to shareholders	(23)	(24)
Net proceeds from issuance of common stock	1	4
Excess tax benefits from share-based compensation	—	1
Payments on short-term and long-term borrowings	(7)	(7)

Total cash flows used in financing activities	(98)	(147)

Effect of exchange rate changes on cash	(21)	15
Decrease in cash and equivalents	(239)	(137)

Cash and equivalents at beginning of period	970	1,106

Cash and equivalents at end of period	$731	$969

KBR, Inc.: Backlog Information (a)

(Millions) (Unaudited)

	June 30,	March 31,	December 31,
	2015	2015	2014
Technology & Consulting	$421	$394	$400
Engineering & Construction	7,353	7,528	7,788
Government Services	7,068	1,661	1,763

Subtotal	14,842	9,583	9,951
Non-strategic Business	456	704	908

Total backlog(b)	$15,298	$10,287	$10,859

(a)	Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded under a legally binding commitment. Where contract duration is indefinite and clients can terminate for convenience at any time without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only includes the value of our services of each project in backlog. Previously, for long term contracts associated with the U.K. government’s privately financed initiatives or projects (“PFIs”), the amount included in backlog was limited to five years. Effective in the second quarter of 2015, we modified our backlog policy and now record the estimated value of all work forecast to be performed under the PFI contracts. The reason for the change is that under these PFI contracts, the client is obligated to pay us certain amounts spanning periods beyond five years even if the client terminates the contracts for convenience. We also understand that recording the full value of PFIs into backlog is a relatively common industry practice. This change only relates to backlog of unfilled orders and does not alter our longstanding polices for revenue recognition, therefore, it has no impact on our financial statements. Our estimate of revenues related to payment obligations for periods beyond the five years is $5.4 billion and is included in the total ending backlog at June 30, 2015 above.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures estimated revenue. However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our backlog for projects related to unconsolidated joint ventures totaled $9.7 billion, including the PFI change discussed above, at June 30, 2015 and $4.3 billion at December 31, 2014. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $803 million and $928 million at June 30, 2015 and December 31, 2014, respectively.

As of June 30, 2015, 61% of our backlog was attributable to fixed-price contracts, including 41% related to our PFI contracts, and 39% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however for smaller contracts, we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of June 30, 2015 and December 31, 2014.

(b)	Backlog attributable to unfunded government orders was $31 million and $36 million at June 30, 2015 and December 31, 2014, respectively.